EXHIBIT 5.01

                       SMITH, ANDERSON, BLOUNT, DORSETT,
                          MITCHELL & JERNIGAN, L.L.P.
                           Raleigh, North Carolina
                            Phone 919-821-1220
                            Fax   919-821-6800


                                               December 19, 1996



                                                           (919) 821-6759


Embrex, Inc.
1035 Swabia Court
Durham, North Carolina  27703

Ladies and Gentlemen:

         As counsel for Embrex, Inc. (the "Company"), we furnish the following opinion in connection with the preparation of a Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of (a) 638,805 shares (the "Resale Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as Selling Stockholders and
(b) 180,000 shares (the "Warrant Shares"), subject to adjustment, reserved for issuance by the Company upon the exercise of certain warrants to purchase shares of Common Stock described in the Registration Statement (the "1993 Warrants"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

         We have examined the Restated Articles of Incorporation, as amended, and the Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the Registration Statement.

         Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that (a) the Resale Shares have been legally issued in accordance with the Company's Restated Articles of Incorporation, as amended, and its Bylaws and, assuming due delivery against payment therefor when the Resale Shares were issued upon the exercise of certain warrants to purchase Common Stock, are fully paid and nonassessable, and (b) the Warrant Shares, when issued by the Company in accordance with the Company's Restated Articles of Incorporation, as amended, and its Bylaws, will be legally issued and, assuming due delivery against payment therefor when the Warrant Shares are issued upon the exercise of the 1993 Warrants, will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.

         This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters which might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                               Sincerely yours,

                                               SMITH, ANDERSON, BLOUNT, DORSETT,
                                                   MITCHELL & JERNIGAN, L.L.P.



                                               By:  /s/ Christopher B. Capel
                                                        Christopher B. Capel

CBC/dto